EXHIBIT 5.1
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
(612) 766-7000
January 22, 2009
HMN Financial, Inc.
1016 Civic Center Drive Northwest
PO Box 6057
Rochester, Minnesota 55901
Ladies and Gentlemen:
     We are acting as counsel to HMN Financial, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of (i) 26,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Preferred Shares”), of the Company; (ii) a warrant dated December 23, 2008 (the “Warrant”), to purchase 833,333 share of common stock, par value $0.01 per share, of the Company (the “Common Stock”); and (iii) the 833,333 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares” and together with the Preferred Shares and the Warrant, collectively, the “Securities”), pursuant to a Registration Statement on Form S-3 dated the date hereof, filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). All of the Securities are being registered on behalf of securityholders of the Company (the “Selling Securityholders”) for resale.
     In connection with rendering the opinions set for the below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation, as amended to date, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Securities, (iii) the Certificate of Designations of the Preferred Shares, and (iv) the Warrant.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
(1)	The Preferred Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

(2)	The Warrant has been duly authorized, and are validly issued, fully paid and nonassessable.

(3)	The Warrant Shares have been duly authorized, and will, when issued and sold upon the exercise of the Warrant, in accordance with its terms, and payment of the full exercise price for such Warrant Shares and when, if issued as certificated shares, certificates representing such Warrant Shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or if issued as uncertificated shares upon authorization thereof by action of the Company and registration by the Company’s transfer agent/registrar, be validly issued, fully paid and nonassessable.
     The opinions expressed above are limited to the specific issues addressed and to laws and facts existing on the date hereof. By rendering our opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any changes in facts, that may occur after the date hereof. We do not express any opinion as to any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,
/s/ Faegre & Benson LLP

FAEGRE & BENSON LLP